Exhibit 10.1
TAX I.D. No. 38-2144267

MASTER REVOLVING NOTE

$15,000,000.00	Detroit, Michigan
October 1, 2006

On or before October 1, 2007 (herein called the “Maturity Date”), FOR VALUE RECEIVED, the undersigned, SEMCO ENERGY, INC., a Michigan corporation (herein called the "Borrower"), promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank"), at the principal office of Bank at Comerica Tower at Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48226, or at such other office as Bank notifies Borrower in writing from time to time, in lawful currency of the United States of America, the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000.00), or so much of said sum as has been advanced and is then outstanding hereunder, together with interest thereon as hereinafter set forth.

This Note is a note under which Advances, repayments and new Advances may be made from time to time, provided that Bank shall not be obligated to make any Advance hereunder (notwithstanding anything expressed or implied herein or elsewhere to the contrary), and the Bank, at any time and from time to time, without notice, and in its sole and absolute discretion, may refuse to make Advances to Borrower hereunder without incurring any liability whatsoever and without in any way affecting Borrower's liability hereunder for all amounts advanced. Advances hereunder may be requested in Borrower's discretion by telephonic notice to Bank or by submission to Bank of a Request for Advance in form annexed hereto as Exhibit "A". Any Advance requested by telephon-ic notice shall be confirmed by Borrower that same day by submission to Bank, either by first class mail or telefax, of the written Request for Advance aforementioned. Borrower acknowledges that if Bank makes an Advance based on a telephonic request, it shall be for Borrower's convenience and all risks involved in the use of such procedure shall be borne by Borrower, and Borrower expressly agrees to indemnify and hold Bank harmless therefor. Bank shall have no duty to confirm the authority of anyone requesting an Advance by telephone.

Each Quoted Rate Advance hereunder shall be in a minimum principal amount of Five Hundred Thousand Dollars ($500,000.00).

Each Prime-based Advance outstanding under this Note shall bear interest at the Prime-based Rate, and each Quoted Rate Advance outstanding under this Note shall bear interest at the applicable Quoted Rate. Each Advance hereunder shall be payable upon the respective Repayment Date therefor (unless sooner accelerated in accordance with the terms of this Note), unless Bank, in its sole and absolute discretion, and subject to all other terms and conditions of this Note, agrees to allow the continuation of an outstanding Advance as the same type of Advance or the conversion of an outstanding Advance to another type of Advance, in which case, that portion of such Advance which is not so continued or converted, as the case may be, shall be repaid on such Repayment Date. Interest shall be computed on a daily basis using a year of 360 days and shall be assessed for the actual number of days elapsed, and in such computations, effect shall be given to any change in the interest rate as a result of any change in the Prime-based Rate on the date of each such change in the Prime-based Rate. Unless sooner accelerated in accordance with the terms of this Note, accrued and unpaid interest on each Prime-based Advance shall be payable monthly, in arrears, on the first Business Day of each month and on the Maturity Date, and, in the case of Quoted Rate Advances, on the respective Repayment Date therefor.

The amount, applicable interest rate, and Repayment Date of each Advance shall be noted on Bank's books and records, which books and records will be conclusive evidence thereof; provided, however, any failure on the part of Bank to make any such notation shall not relieve Borrower of its obligations to repay Bank all amounts owing under this Note when due in accordance with the terms hereof.

If Borrower makes any payment of principal with respect to any Quoted Rate Advance on any day other than the applicable Repayment Date therefor (whether voluntarily, by acceleration, or otherwise), or if Borrower fails to borrow a Quoted Rate Advance after notice has been given by Borrower to Bank in accordance with the terms of this Note requesting such Advance and Bank has agreed to make such Quoted Rate Advance, or if Borrower fails to make any payment of principal or interest in respect of any Quoted Rate Advance when due, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, but excluding any portion of such loss attributable to the Bank’s margin, as determined by the Bank which determination shall be conclusive absent manifest error. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Quoted Rate Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity date comparable to the applicable repayment date of such Quoted Rate Advance; provided, however, Bank may fund any Quoted Rate Advance in any manner it deems fit and the foregoing assumption shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Prime-based Advances may be prepaid at any time without penalty or premium.

If (a) Borrower fails to pay the principal amount of this Note, or any part thereof, when due, by maturity, acceleration or otherwise, or fails to pay any interest, fees or other amounts (other than principal) owing under this Note when due or upon demand, as applicable, and continuance thereof for more than three (3) Business Days; or (b) Borrower fails to comply with any of the terms or provisions of any agreement between Borrower and Bank (taking into account applicable periods of notice and cure, if any); or (c) Borrower becomes insolvent or the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding and, in the event of an involuntary proceeding only, such proceeding is not dismissed within sixty (60) days), ceases doing business as a going concern, or is the subject of a dissolution; or (d) any warranty or representation made by Borrower in connection with this Note shall be discovered to be materially untrue or incomplete when made or when deemed made; or (e) there is a default or event of default under (i) that certain Second Amendment and Restated Credit Agreement, dated September 15, 2005, among the Borrower, various financial institutions parties thereto as lenders, LaSalle Bank Midwest National Association, a national banking association, as administrative agent and arranger, National City Bank (fka National City Bank of the Midwest), a national banking association, as syndicated agent, and U.S. Bank, N.A., as documentation agent as may be amended, restated, supplemented or replaced from time to time; or (ii) that certain Indenture dated as of May 21, 2003, among Borrower and Fifth Third Bank, as trustee, relating to Borrower’s 7-1/8 % Senior Notes due 2008; or there is any failure by Borrower to pay when due any of its other indebtedness in excess of $10,000,000 in the aggregate or in the observance or performance of any term, covenant or condition in any document evidencing, securing or relating to such indebtedness; or (f) there is filed or issued a levy or writ of attachment or garnishment or other like judicial process upon Borrower, including, without limit, any accounts of Borrower with Bank, for an amount in excess of $1,000,000, then Bank, upon the occurrence or existence of any of these conditions or events (each a " Default"), may at its option and without prior notice to Borrower, declare any or all of the Indebtedness to be immediately due and payable (notwithstanding any provisions contained in the evidence of it to the contrary), set off against the indebtedness outstanding under this Note any amounts owing by Bank to Borrower, and exercise any one or more of the rights and remedies granted to Bank by any agreement with Borrower or given to it under applicable law, or otherwise.

Upon the occurrence and during the continuance of any Default hereunder, (a) interest on all outstanding Prime-based Advances shall be payable at a per annum rate of two percent (2%) above the Prime-based Rate, and (b) interest on any outstanding Quoted Rate Advances shall be payable until the respective Repayment Date for each such Advance at a per annum rate equal to the applicable Quoted Rate, and after such Repayment Date, at a per annum rate equal to two percent (2%) above the Prime-based Rate, which interest, in any case, shall be payable upon demand.

All payments under this Note shall be in immediately available United States funds, without setoff or counterclaim.

Borrower waives presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices, and agrees that no extension or indulgence to Borrower, or release, substitution or nonenforcement of any security, or release or substitution of any of Borrower, or any other party, whether with or without notice, shall affect the obligations of Borrower. Borrower waives all defenses or right to discharge available under Section 3-605 of the Uniform Commercial Code and waives all other suretyship defenses or right to discharge. Borrower agrees that Bank has the right to sell, assign, or grant participations, or any interest, in any or all of the Indebtedness, and that, in connection with such right, but without limiting its ability to make other disclosures to the full extent allowable, Bank may disclose all documents and information which Bank now or later has relating to Borrower and the Indebtedness, provided that the Bank shall not disclose any confidential information of the Borrower unless the recipient of such disclosure has agreed to keep the information confidential.

Borrower agrees to reimburse Bank, or any other holder or owner of this Note, for any and all reasonable costs and expenses (including, without limit, court costs, legal expenses and reasonable attorneys' fees, whether inside or outside counsel is used (but excluding fees of in-house counsel for matters for which the Bank has engaged outside counsel), whether or not suit is instituted, and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in collecting or attempting to collect this Note or the Indebtedness or incurred in any other matter or proceeding relating to this Note or the Indebtedness.

Borrower acknowledges and agrees that there are no contrary agreements, oral or written, establishing a term of this Note and agree that the terms and conditions of this Note may not be amended, waived or modified except in a writing signed by a duly authorized officer of Bank expressly stating that the writing constitutes an amendment, waiver or modification of the terms of this Note. If any provision of this Note is unenforceable in whole or part for any reason, the remaining provisions shall continue to be effective. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN.

This Note shall bind Borrower and Borrower's respective successors and assigns.

For purposes of this Note, the following terms will have the following meanings:

"Advance" means a borrowing requested by Borrower and made by Bank under this Note in accordance with the terms hereof, including, without limitation, the continuation of an outstanding Advance as the same type of Advance or the conversion of an outstanding Advance to another type of Advance, and shall include a Prime-based Advance and a Quoted Rate Advance.

"Business Day" means any day, other than a Saturday, Sunday or holiday, on which Bank is open for all or substantially all of its commercial banking business in Detroit, Michigan.

"Prime-based Advance" means an Advance which bears interest at the Prime-based Rate.

"Prime-based Rate" means a per annum interest rate which is equal to the greater of (a) the Prime Rate, or (b) the rate of interest equal to the sum of one half of one percent (0.5%) plus the rate of interest equal to the average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers (the "Overnight Rates"), as published by the Federal Reserve Bank of New York, or, if the Overnight Rates are not so published for any day, the average of the quotations for the Overnight Rates received by Bank from three (3) Federal funds brokers of recognized standing selected by Bank, as the same may be changed from time to time.

"Prime Rate" means the per annum rate of interest established by Bank from time to time as its prime rate, which rate may not necessarily be Bank's lowest rate for loans.

"Quoted Rate" means a per annum rate of interest, other than the Prime-based Rate, which is quoted by Bank and accepted by Borrower as the applicable interest rate with respect to a Quoted Rate Advance hereunder.

"Quoted Rate Advance" means an Advance which bears interest at a Quoted Rate.

“Repayment Date” means, (a) in respect of an outstanding Prime-based Advance, the Maturity Date (unless sooner accelerated in accordance with the terms of this Note), and (b) in respect of an outstanding Quoted Rate Advance, a date which is acceptable to and offered by Bank, in its sole and absolute discretion, as the Repayment Date for such Quoted Rate Advance and which is accepted by Borrower as the Repayment Date for such Advance, subject to and in accordance with the terms and conditions of this Note; provided, however, in the case of Quoted Rate Advances, in no event shall the Repayment Date in respect thereof be more than one month after the date of the respective Advance, and in no event shall any Repayment Date extend beyond the Maturity Date, and in the event that any Repayment Date occurs on any day which is not a Business Day, such Repayment Date shall be extended to the next succeeding Business Day, except that, as to any outstanding Quoted Rate Advances, if the next succeeding Business Day falls in another calendar month, the Repayment Date applicable thereto shall occur on the next preceding Business Day, and, to the extend applicable, interest shall continue to accrue and be payable during any such extensions of any Repayment Date.

BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OR THE INDEBTEDNESS.

Nothing herein shall limit any right granted Bank by other instrument or by law.

SEMCO ENERGY, INC.

By:	/s/ Michael V. Palmeri

Its:	Senior Vice President and Chief Financial Officer

By:	Oct. 13, 2006

Its: